VIDEOLABS, INC.
		OATH OF INSPECTORS OF ELECTION

STATE OF MINNESOTA	)
				)SS
COUNTY OF HENNEPIN	)

The undersigned do hereby swear to, faithfully and to the best of their ability, execute and perform the duties of Inspectors of Election with strict impartiality at the Annual Meeting of the Shareholders of VideoLabs, Inc. to be held at the UMAGA Gift Mart, 10301 Bren Road W., Minnetonka, Minnesota 55343 on Thursday, May 2, 1996, at 4:00 P.M., local time.

					/s/ Tammy Brusehaven
					-----------------------

					/s/ Mary Theno
					-----------------------

Sworn to before me this
2nd day of May, 1996
/s/ Kimberly C Rathe
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Notary Public